As filed with the Securities and Exchange Commission on November 27, 2023

Registration Nos.
333-93167
333-94279
333-216984

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

Post-Effective Amendment No. 1 to Registration Statement No. 333-93167

Post-Effective Amendment No. 1 to Registration Statement No. 333-94279

Post-Effective Amendment No. 2 to Registration Statement No. 333-216984

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Avantax, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1718107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Olympus Boulevard, Suite 100

Dallas, Texas 75019

(972) 870-6400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lisa Gok

General Counsel, Secretary

2301 Rosecrans Avenue, Suite 5100

El Segundo, California 90245

(888) 406-5444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments Nos. 1 and 2 to the Registration Statements (“Post-Effective Amendments”) filed by Avantax, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), that remain unsold under the following registration statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

  Registration Statement on Form S-3 (No. 333-93167), which was filed with the SEC on December 21, 1999, pertaining to the registration of the offer and sale of up to 779,825 shares of Common Stock for a proposed maximum aggregate offering price of $112,294,800 (the “1999 Offering”).
  Registration Statement on Form S-3 (No. 333-94279), which was filed with the SEC on January 7, 2000, pertaining to the registration of the offer and sale of up to an additional 1,882 shares of Common Stock under the 1999 Offering for a proposed maximum aggregate offering price of $167,968.50.
  Registration Statement on Form S-3 (No. 333-216984), which was filed with the SEC on March 28, 2017, pertaining to the registration of the offer and sale of up to 1,764,192 shares of Common Stock for a proposed maximum aggregate offering price of $31,182,094, as amended by that certain Amendment No. 1, which was filed with the SEC on April 25, 2017, pertaining to the registration of the offer and sale of up to 1,511,509 shares of Common Stock for a proposed maximum aggregate offering price of $26,829,285.

On September 9, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aretec Group, Inc., a Delaware corporation (“Parent”), and C2023 Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), providing for the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent (the “Surviving Corporation”). On November 27, 2023 (the “Effective Date”), upon the terms set forth in the Merger Agreement, the Merger became effective.

In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements, and deregistering any of the securities which remain unsold under the Registration Statements as of the Effective Date. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments Nos. 1 and 2 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on November 27, 2023.

AVANTAX, INC.

By:	/s/ Keith Shores
Keith Shores
Treasurer

No other person is required to sign these Post-Effective Amendments Nos. 1 and 2 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.